Exhibit (a)(1)(K)

FORM OF CONFIRMATION OF PARTICIPATION IN EXCHANGE OFFER

TO: FROM:	[Eligible Participant] optionexchange@turtlebeach.com
SUBJECT: DATE:	Confirmation of Acceptance of Election to Participate in Exchange Offer [Replacement Option Grant Date]

Thank you for your submission of your election to participate in the exchange offer. We confirm with this email that we have accepted your election to participate and have canceled the eligible stock option(s) you have properly tendered pursuant to your Election Form. Subject to the other terms and conditions of the exchange offer, you have the right to receive the new options specified in your Election Form with an exercise price equal to $[        ], today’s closing price of our common stock on The NASDAQ Global Market.

You will be receiving an email in the coming days containing your award agreement in the form previously included with the offering materials. In the meantime, if you have any questions, please send an email to optionexchange@turtlebeach.com.

FORM OF CONFIRMATION OF NON-PARTICIPATION IN EXCHANGE OFFER

TO: FROM:	[Eligible Participant] optionexchange@turtlebeach.com
SUBJECT: DATE:	Confirmation of Non-Participation in Exchange Offer [Replacement Option Grant Date]

As was previously communicated, the deadline for making an election to exchange your eligible stock options in the exchange offer program was 8:59 p.m. Pacific Time on May 19, 2015. There are no exceptions to this deadline.

This email is to confirm that as of this deadline a properly completed (and not subsequently withdrawn) election form from you to exchange your eligible stock options for replacement options in the exchange offer program was not on file with Turtle Beach [with respect to certain of your eligible stock option awards]. Accordingly, [your/these] eligible stock options will not be canceled and will remain subject to their existing terms, exercise prices and vesting schedules, and you will not be granted replacement options with respect to these eligible stock options under the stock option exchange offer program.

If you have any questions, please send an email to optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.